Exhibit 99.1
MAKO Surgical Corp. Reports Operating Results for the First Quarter 2008
FORT LAUDERDALE, FL — (PRIMENEWSWIRE) — April 29, 2008—MAKO Surgical Corp. (Nasdaq: MAKO), a medical device company focused on marketing its Tactile Guidance System™ (TGS™), an advanced robotic-arm solution, and its implants for minimally invasive orthopedic knee procedures, known as MAKOplasty®, today announced its financial results for the quarter ended March 31, 2008.
Recent Business Highlights
MAKOplasty Procedure Volume — 102 MAKOplasty procedures were performed in the quarter, of which 92 were performed at commercial sites. As of March 31, 2008, 283 MAKOplasty procedures have been performed since our first procedure in June 2006.
TGS Sales — Two TGS units were installed and customer accepted at commercial sites in the quarter. The sites consisted of a hospital that is adding a MAKO TGS to its established center for robotic surgery and a hospital that is the flagship facility for one of the largest private hospital chains in the country. This brings the total number of MAKO’s commercial customer accepted TGS units in the field to seven as of March 31, 2008.
Commercialization Growth — MAKO had a significant presence at the American Academy of Orthopedic Surgeons in March where MAKOplasty was featured in a hands-on instructional course with surgeons, which is unique for an emerging medical technology company. Additionally, MAKOplasty has been highlighted prominently in national print, television media and customer websites.
Product Milestones — During the quarter, MAKO released version 1.2 of the TGS, which expands the market and enables surgeons to perform both unicondylar inlay and onlay MAKOplasty procedures.
2008 First Quarter Financial Review
Revenue was $0.5 million in the first quarter of 2008 compared to $0.1 million in the first quarter of 2007, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $4.6 million at March 31, 2008 as a result of the sale and customer acceptance of two TGS units during the quarter.
Operating expenses were $8.7 million in the first quarter of 2008 compared to $3.7 million in the first quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued build-out of the direct sales force and commercialization of the TGS and MAKOplasty implant products, as well as ongoing research and development relating to future products. Additionally, general and administrative costs increased primarily due to increased general and administrative activities to support growth and costs associated with operating as a public company.

Operating expenses for the first quarter of 2008 included $1.5 million of non-cash stock based compensation expense compared to $0.1 million in the first quarter of 2007. The first quarter 2008 amount included a nonrecurring charge of approximately $0.9 million associated with the vesting in full upon our initial public offering (IPO) in February, of restricted common stock issued pursuant to business consultation agreements entered into in December 2004.
Net loss attributable to common stockholders for the three months ended March 31, 2008 was $9.1 million, including non-cash stock based compensation expense of $1.5 million, or $(0.95) per basic and diluted share, based on an average basic and diluted shares outstanding of 9.5 million. This compares to a net loss attributable to common stockholders of $4.3 million, including non-cash stock based compensation expense of $0.1 million, or $(2.73) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.6 million for the same period in 2007. Additionally, first quarter 2008 net loss attributable to common stockholders included non-cash charges for accretion and dividends on preferred stock that were reversed upon the automatic conversion of the preferred stock to common stock upon the closing of our IPO.
Cash, cash-equivalents and short-term investments were $46.1 million as of March 31, 2008. In February, MAKO completed its IPO of 5.1 million shares of common stock at an issue price of $10.00 per share resulting in net proceeds to the Company, after expenses, of approximately $43.7 million.
Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO said, “We are pleased with our operating results for the first quarter. Our first quarter with over 100 MAKOplasty procedures and the addition of two new commercial sites reflect the continued adoption of our products in the marketplace.”
MAKO will host a conference call today at 4:30 pm EDT to discuss its first quarter results. To listen to the conference call, please dial 877-681-3374 for domestic callers and 719-325-4919 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.
About MAKO Surgical Corp.
MAKO Surgical Corp. is a medical device company that markets its advanced robotic arm solution and implants for minimally invasive orthopedic knee procedures. The MAKO Tactile Guidance System (TGS) includes a surgeon-interactive technology platform that utilizes a tactile robotic arm and patient-specific visualization to prepare the knee joint for the insertion and alignment of resurfacing implants through a minimal incision. This FDA-cleared TGS allows surgeons to provide a tissue-sparing, bone resurfacing procedure called MAKOplasty to a large, yet underserved patient-specific population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 200 licensed or owned patent applications and patents relating to the areas of computer assisted surgery, haptics, robotics and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Examples of such statements include, but are not limited to, statements about the timing and number of planned new product introductions, market acceptance of the MAKOplasty solution, the future availability of implants and components of our Tactile Guidance System, or TGS, from third-party suppliers, including single-source suppliers, the anticipated adequacy of our capital resources to meet the needs of our business, our ability to sustain, and our goals for, sales and earnings growth and our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Many of these factors are beyond our ability to control or predict. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include changes in competitive conditions and prices in our markets, decreases in sales of our principal product lines, increases in expenditures related to increased governmental regulation of our business, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market our products. These and other risks are described in greater detail under Item 1A “Risk Factors,” contained in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances in the future, even if new information becomes available.
“MAKOplasty®,” “Tactile Guidance System” and “TGS,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

	Three Months Ended
Condensed Statement of Operations (unaudited)	March 31,
(in thousands, except per share data)	2008	2007

Revenue	$498	$100
Cost of revenue	370	36

Gross profit	128	64

Operating costs and expenses:
Selling, general and administrative	4,648	1,933
Research and development	3,610	1,517
Depreciation and amortization	422	270

Total operating costs and expenses	8,680	3,720

Loss from operations	(8,552)	(3,656)
Interest and other income	160	236
Interest and other expenses	(109)	(76)

Net loss	$(8,501)	$(3,496)

Net loss attributable to common stockholders	$(9,066)	$(4,251)

Net loss per share: Basic and diluted attributable to common stockholders	$(0.95)	$(2.73)

Weighted average common shares outstanding:
Basic and diluted	9,512	1,556

Selected Balance Sheet Data (unaudited)	March 31,	December 31,
(in thousands)	2008	2007

Cash and cash equivalents	$44,532	$9,615
Short-term investments	1,534	3,084
Deferred cost of revenue	1,512	926
Total assets	61,398	29,190

Deferred revenue	4,587	3,361
Long-term debt	—	—
Redeemable convertible preferred stock	—	59,487
Additional paid-in capital	104,941	—
Accumulated deficit	(51,590)	(42,843)
Total stockholders’ equity (deficit)	$53,376	$(42,837)
CONTACT:
Investors:
MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com
or
Westwicke Partners
Mark Klausner, 410-321-9650
mark.klausner@westwickepartners.com
Source: MAKO Surgical Corp.